Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
ArQule, Inc.
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE

DEFINITIVE AGREEMENT WITH DAIICHI SANKYO EXECUTED,

$60 MILLION PAYMENT RECEIVED BY ARQULE

Woburn, MA, December 19, 2008 — ArQule, Inc. (NASDAQ: ARQL) today announced that it has signed a License, Co-Development and Co-Commercialization Agreement with Daiichi Sankyo Co., Ltd. to co-develop ARQ 197, the Company’s selective c-Met inhibitor, in the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan, where Kyowa Hakko Kirin Co., Ltd. has exclusive rights for development and commercialization.  The definitive agreement supersedes the binding letter of intent announced on November 10, 2008 covering the same subject matter.

The Company also announced today the expiration of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, thereby permitting consummation of the collaboration, including receipt of a $60 million cash up-front licensing payment from Daiichi Sankyo in connection therewith.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead product, which is in clinical-stage development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  Additional programs are focused on compounds that inhibit the Eg5 kinesin spindle protein and the BRAF kinase.  ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate), an energy source for cells.

This press release contains forward-looking statements regarding the Company’s development of ARQ 197 under the Company’s agreement with Daiichi Sankyo. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 may not demonstrate promising therapeutic effect; in addition, it may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or Daiichi Sankyo to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 are subject to the ability of the Company and Daiichi Sankyo to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to meet its obligations or take advantage of its rights under the License, Co-Development and Co-Commercialization Agreement. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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